                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements (Forms S-8 Nos. 333-75359, 333-69713, and 333-69715) of Delco Remy International, Inc.
pertaining to the 1997 Stock-Based Incentive Compensation Plan and 1997 Non-Qualified Stock Option Plan for Non-Employee Directors, the Delco Remy America Personal Savings Plan for Hourly-Rate Employees in the United States of Delco Remy International, Inc., and the Delco Remy International 401(k) Retirement and Savings Plan of Delco Remy International, Inc. of our report dated August 23, 1999 with respect to the consolidated financial statements of Delco Remy International, Inc. included in this Annual Report (Form 10-K) for the year ended July 31, 1999.


                                                          /s/ Ernst & Young LLP



Indianapolis, Indiana
October 1, 1999